UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/21/2013

BLUCORA, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25131

Delaware	91-1718107
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10900 NE 8th Street, Suite 800
Bellevue, WA 98004
(Address of principal executive offices, including zip code)

425-201-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On November 21, 2013, Cambridge Information Group I LLC and an affiliated entity (collectively, "CIG") exercised warrants (the "Warrants") to purchase 1 million shares of common stock ("Common Stock") of Blucora, Inc. (the "Company") for an aggregate exercise price of $9.62 million. The Warrants were originally issued to CIG by the Company on August 23, 2011, as part of a series of agreements that were entered into between CIG and the Company on that date. In addition, on November 20, 2013, CIG sold 1,006,093 shares of the Company's Common Stock that had been previously acquired by CIG in market transactions in 2010 and 2011. Andrew M. Snyder, the Chief Executive Officer of CIG, is a member of the Company's Board of Directors. These transactions have also been reported on a Form 4 filed with the Securities and Exchange Commission on November 21, 2013.

Following the completion of the Warrant exercise and the stock sale, Mr. Snyder and CIG continue to be among the Company's largest stockholders and beneficially own approximately 2.0 million shares of Common Stock, or approximately 4.7% of the Company's outstanding shares. Mr. Snyder and CIG have informed the Company that they do not have any current intention to sell or transfer additional shares of the Company's Common Stock, other than a planned charitable donation of 200,000 shares of Common Stock to a charitable trust, which is expected to occur prior to the end of the calendar year. Mr. Snyder will continue to serve on the Company's Board of Directors and will maintain his roles as Chair of the Mergers and Acquisitions Committee and Chair of the Nominating and Governance Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUCORA, INC.

Date: November 21, 2013	By:	/s/ Linda Schoemaker
Linda Schoemaker
General Counsel and Secretary